EXHIBIT 99.1

Behringer Harvard Acquires Luxury Multifamily
Community in Northern California’s Sonoma Valley

DALLAS, January 11, 2010 — Behringer Harvard announced today that it has acquired Acacia on Santa Rosa Creek, a multifamily community providing 277 apartment homes located on an 11.6-acre site at 4656 Quigg Drive in Santa Rosa, California. The community is situated in the heart of the Sonoma Valley wine country approximately 50 miles north of San Francisco.

“Acacia on Santa Rosa Creek presented us with an attractive opportunity to acquire a well-performing multifamily community located in a highly desirable place to live.” said Mr. Mark T. Alfieri, Chief Operating Officer of Behringer Harvard Multifamily REIT I, Inc. “We expect this asset to benefit from the resilient demand for multifamily housing in Sonoma County. Rental demand in the area is driven by a fast-growing population of young adults and a median home value that still exceeds half a million dollars.”

Constructed in 2003, Acacia on Santa Rosa Creek consists of 15 three-story residential buildings and a clubhouse with wood-beamed ceilings, oak floors and large windows. The property offers the convenience of direct access via Mission Boulevard and Highway 12 and is buffered against traffic noise by mature shade trees and grass-covered knolls. Community amenities include a resort-style pool, a business center, a fitness center, a recreation lounge and picnic and barbecue areas. Tenants may choose from eight floor plans with one, two or three bedrooms and ranging in size from 630 to 1,271 square feet.

Residents enjoy the scenic beauty of the foothills near the 5,000-acre Annadel State Park as well as easy access to local employment and retail centers. Downtown Santa Rosa is approximately three miles to the west and various merchants are located within a short walking distance from the community. The property also is immediately adjacent to Santa Rosa Creek Trail, a walking and biking path that connects with downtown Santa Rosa.

Wine-making forms the backbone of Sonoma Valley’s economy. Santa Rosa’s major industries include high technology, retail, health care, professional services and leisure tourism. Notable area employers include Kaiser Permanente, St. Joseph Health System, Agilent Technologies, Medtronic Vascular and Kendall-Jackson Wine Estates.

Including this most recent investment, the portfolio of Behringer Harvard Multifamily REIT I, Inc. includes investments in 21 multifamily communities in 11 states which represent 5,877 apartment homes.

About Behringer Harvard

Behringer Harvard creates and manages global institutional-quality investment programs for individual and institutional investors through its real estate investment trusts, joint ventures and proprietary program structures. The company also offers strategic advisory, asset management and capital market solutions. Behringer

Harvard has interests in or manages more than $10 billion in assets. For more information, contact our U.S. headquarters toll-free at 866.655.3600 or our European headquarters at 011 49 40 34 99 99 90, or visit us online at behringerharvard.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Multifamily REIT I, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the offering documents for the offering of shares of Behringer Harvard Multifamily REIT I, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Katie Myers Richards Partners katie_myers@richards.com 214.891.5842	Jason Mattox Chief Administrative Officer Behringer Harvard jmattox@behringerharvard.com 866.655.3600	Barbara Marler Behringer Harvard bmarler@behringerharvard.com 469.341.2312

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